EXHIBIT 99.1

VICON INDUSTRIES MAKES ANNOUNCEMENT

HAUPPAUGE, N.Y. - March 7, 2016 - Vicon Industries, Inc. (NYSE MKT: VII), a global producer of end-to-end security solutions, today announced that on March 4, 2016, the Company entered into a Credit Agreement with NIL Funding Corporation to provide the Company with a one year $3 million revolving line of credit for working capital purposes.

NIL Funding Corporation is an affiliate of The InterTech Group, whose Executive Vice President and Chief Operating Officer, Julian A. Tiedemann, serves as Chairman of the Company’s Board of Directors.

Eric Fullerton, Vicon’s CEO, said “We are pleased to secure this credit facility to support our working capital needs as we continue execution of our key strategic initiatives.”

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com